Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

SEPARATION AND RELEASE AGREEMENT dated as of August __, 2009 (this “Agreement”) among Pacificap Entertainment Holdings, Inc., a Nevada corporation (the “Company”) and Mark Schaftlein (the “Executive”).

RECITALS

WHEREAS the Executive has provided valuable services and has made significant contributions to the Company during the course of his employment with the Company;

WHEREAS the Company and the Executive have determined it to be in each of their best interests, and have mutually agreed, effective as of the date hereof, to part company and go their separate ways;

WHEREAS in consideration of Executive entering into and providing certain services to the Company, the Company (on behalf of itself and its affiliates, agents, successors and assigns) has agreed to provide a general release of claims against the Executive;

WHEREAS the Executive has agreed to provide a general release of claims against the Company and its affiliates, agents, successors and assigns in exchange for the Payments (as defined below); and

 WHEREAS (i) in consideration of Executive’s release of claims against the Company, (ii) as severance upon Executive’s ceasing to be employed by the Company, and (iii) as a bonus in recognition of Executive’s past service and contributions to the Company, the Company has agreed to make to Executive certain payments of cash;

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt of which are hereby acknowledged, the parties agree as follows:

1. Termination.

(a)           The parties agree that effective as of the date hereof, the Executive’s employment with the Company shall terminate and, except as explicitly set forth herein, neither the Executive nor the Company shall have any further rights or obligations under any employment agreement or arrangement including, without limitation, any obligations for continued benefits, life insurance, automobile, vacation, key man life insurance or expense reimbursement.  In addition, the Executive hereby resigns all positions with the Company (including the Executive’s position as a member of the board of directors of the Company) effective on the date hereof.

(b) The Company shall pay Executive a cash lump sum severance benefit in the amount of $25,000 on the date hereof in satisfaction of all its obligations under any employment agreement or arrangement (the “Payment”). The Executive agrees and acknowledges that he is not entitled to any other severance or termination payments in connection with his termination of employment and that the Payment described above is in full satisfaction of any obligations the Company may have to pay severance or termination payments.

2. Return of Company Property.  The Executive shall immediately return to the Company all property of the Company and its subsidiaries in his possession including, without limitation, credit cards, laptop computers, office equipment, files and the like.

3. Cancellation of Interests. The Executive shall return to the Company for cancellation all common stock issued by the Company, or options or warrants issued by the Company which is convertible, exercisable or for shares of common stock of the Company, to the Executive or any affiliate or entity controlled by the Executive or his family members. Furthermore, the Executive hereby waives any rights or interest he may have with respect to any loans made by him to the Company or with respect to any expenses paid on behalf of the Company.

4. Executive Release.

(a)  In exchange for the agreement of the Company to enter into this Agreement and in consideration of the payments and promises by the Company in this Agreement, including payments to which the Executive would not otherwise be entitled, the Executive for himself and on behalf of his agents, assignees, attorneys, heirs and executors hereby forever releases (the “Release”) the Company, its past, present and future subsidiaries, divisions, affiliates, officers, directors, stockholders, investors, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Employer”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims” and referred to herein as “Released Claims”) that Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have or, with respect to clause (y) below only, may hereafter acquire against the Employer, whether known or unknown to Executive, by reason of Executive’s employment and/or cessation of employment with the Employer,  or otherwise involving facts that occurred on or prior to the date hereof.  Notwithstanding the foregoing, Executive does not hereby provide any release and does not waive any claims seeking enforcement of this Agreement.  In any action brought by or on behalf of the Executive in contravention of this release, the Employer shall be entitled to recover attorneys’ fees and court costs, in addition to seeking any other relief available.

(b)  Executive represents and covenants that Executive has not filed, and shall not hereafter file, any Released Claim against the Employer relating to Executive’s employment and/or cessation of employment with the Employer, or otherwise involving facts that occurred on or prior to the date hereof.

(c)  Executive has read the terms of this Release carefully, has been given time to consider all of its terms, has been advised to consult with an attorney and any other advisors of Executive’s choice, and fully understands that by signing below Executive is giving up any right that Executive may have to sue or bring any other Released Claims against the Employer.  Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

(d)  Executive agrees that Executive shall not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Company or any other of its affiliates, or any other person within the Company or any of their affiliates, any of their affairs or operations, or the personal or professional reputations of any of their past or present officers, directors, employees, agents and representatives.

5. Release by the Company

(a) In exchange for the agreement of the Executive to enter into this Agreement and in consideration of the promises by the Executive in this Agreement, the Company on behalf of itself and its respective affiliates, agents, successors and assigns hereby forever release (the “Company Release”) the Executive and all of his heirs, executors, administrators, successors and assigns, in their individual and/or representative capacities, from any and all Claims that each of the Company or respective affiliates, agents, successors and assigns ever had, now have or may have or may hereafter acquire against the Executive, whether known or unknown to Company, by reason of Executive’s employment, or otherwise involving facts that occurred on or prior to the date hereof.    Notwithstanding the foregoing, the Company shall not waive any claims seeking enforcement of any provision of this Agreement.

(b)  The Company represents and covenants on behalf of itself and its respective affiliates, agents, successors and assigns that the Company has not filed any Claim against the Executive relating to Executive’s employment and/or cessation of employment with the Employer, or otherwise involving facts that occurred on or prior to the date hereof.

6. SEC Cooperation.  Executive agrees to provide complete cooperation and provide the Company or any of its affiliates’ counsel all documents in Executive’s possession or control relating to any regulatory matter.

7. Confidential Nature of Agreement.  The parties hereto agree to keep the terms of this Agreement strictly confidential and to not disclose the terms of this Agreement, other than as may be required by the Securities Exchange Act of 1934, or as required by law or lawful court order or to any governmental taxing authorities.  The parties shall advise anyone to whom they disclose information about this Agreement of its confidential nature and their obligations to maintain the confidentiality of this Agreement.  If any party receives any order to disclose information regarding this Agreement, such party shall notify the other parties of such order and shall cooperate with the other parties to resist such disclosure or require the requesting entity to continue to accord confidential treatment to such information at the sole cost and expense of the Company.  The parties hereto acknowledges that as of the date hereof he has not disclosed the terms of this Agreement except as permitted above.

8. Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party.  All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

If to the Company:	Pacificap Entertainment Holdings, Inc.
2361 Campus Drive, Suite 101
Irvine, California, 92612 Attention: Mark Schaftlein, President
Telephone: 949-833-9001 Facsimile: 949-833-8211

If to the Executive:	1750 Osceola Drive
West Palm Beach, Florida 33409
Attention: President and Chief Executive Officer
Telephone: 561-688-0440
Facsimile: 561-688-1533

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; and communications sent by registered or certified mail shall be deemed received five (5) business days after the sending thereof.

9. Assignment.  This contract shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the permitted assigns and successors of the Company.  Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive or by the Company except to any acquiror (regardless of the form of acquisition) of the Company.

10. Amendment; Waiver.  This Agreement may only be amended by written agreement signed by the Company and the Executive.  A waiver by the Company, or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other parties.  Waivers of or amendments to this Agreement shall be binding as against the Company only if approved by the Board of Directors of the Company.

11. Headings.  Captions and headings are for convenience only and are not a part of, and shall not be used to construe any provision of, this Agreement.

12. Entire Agreement.  This Agreement shall contain and constitute the entire understanding among the Executive and the Company with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and the Executive with respect to the subject matter hereof.

13. Governing Law.  This Agreement shall be construed, interpreted and governed in accordance with the internal laws of the State of New York, as applied to contracts made and to be performed entirely within the State of New York.

14. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

Pacificap Entertainment Holdings, Inc.

By: __________________________
Name:
Title:

_____________________________
Mark Schaftlein